Exhibit 99.2

BankFinancial Corporation Announces
Standstill Agreement with PL Capital

BURR RIDGE, Ill., Dec. 30, 2013 -- BankFinancial Corporation (Nasdaq: BFIN) announced today that its board of directors has agreed to a Standstill Agreement with PL Capital, LLC and certain of its affiliated persons and entities (the “PL Capital Parties”).
The Standstill Agreement provides that, among other things, BankFinancial Corporation (“BankFinancial”) will include Mr. John W. Palmer on its slate of nominees for election as a director of BankFinancial at its next Annual Meeting of Stockholders in June 2014. If elected, Mr. Palmer would serve as a director of BankFinancial in the class of directors with terms expiring at BankFinancial’s 2017 Annual Meeting of Stockholders.
The Standstill Agreement further provides that, among other things, at any annual meeting of BankFinancial’s stockholders during the Standstill Period provided for in the Standstill Agreement, the PL Capital Parties will vote all BankFinancial shares that they beneficially own in favor of the nominees for election or reelection as director selected by the Corporate Governance and Nominating Committee of BankFinancial’s board of directors and will otherwise support such director candidates, and with respect to any other proposal submitted by any stockholder, will vote all BankFinancial shares that they beneficially own in accordance with the recommendation of BankFinancial’s board of directors.
Mr. Palmer is a principal of PL Capital, LLC, an investment firm based in Naperville, Illinois that invests in community banks and thrifts. PL Capital is one of BankFinancial’s larger institutional stockholders. Mr. Palmer has significant prior experience as a board member of other community banks and thrifts. Prior to co-founding PL Capital in 1996, Mr. Palmer, a certified public accountant, was an auditor and strategic advisor at KPMG LLP providing professional services to community banks and thrifts.
In announcing the Standstill Agreement, F. Morgan Gasior, the Chairman and Chief Executive Officer of BankFinancial, said “Adding Mr. Palmer to the slate of director nominees is consistent with the commitment of our board of directors to consider constructive input from our stockholders, including the many institutional investors that hold positions in our stock.”
BankFinancial is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2013, BankFinancial had total assets of $1.442 billion, total loans of $1.035 billion, total deposits of $1.250 billion and stockholders' equity of $174 million. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN.
This release includes "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial's actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial's most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on BankFinancial's web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

CONTACT: For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:

Elizabeth A. Doolan
Senior Vice President - Controller
BankFinancial Corporation
Telephone: 630-242-7151